 For immediate release

Exhibit 99.1

TRICO MARINE SERVICES COMMENTS ON SECOND QUARTER 2007 DEVELOPMENTS

HOUSTON, July 9, 2007 /Marketwire/-- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) announced that it expects charter hire revenues for the three-month period ended June 30, 2007 to be in the range of $57 million to $59 million. However, increased maintenance and classification (M&C) expense that results from higher than expected dry docking costs in the second quarter and increased general and administrative (G&A) expenses will result in higher than anticipated costs for the second quarter, resulting in operating income for the same period in the range of $4 million to $6 million.

M&C work was completed on four North Sea class vessels during the second quarter compared to one North Sea class vessel in the first quarter.  To satisfy customer requirements, one dry docking was delayed from the first quarter to the second quarter and another dry docking was accelerated from the third quarter to the second quarter. One North Sea class vessel was dry docked due to a customer request to upgrade the diving capability of the vessel and resulted in a new five year contract at attractive charter rates. The contract commenced in the second quarter of 2007.  These dry dockings were all a result of regulatory class work. As a result of strong customer demand in the North Sea, higher shipyard and labor costs and a lack of availability within shipyards generally, the Company experienced higher average drydocking costs on these vessels than had been incurred on previous dry dockings.  The combined effect of this strong customer demand, the increase in number of dry dockings and costs associated with these dry dockings was an increase in M&C expenses of $5 million compared with the first quarter, as well as a loss of revenue during such dry dockings.  Second quarter M&C expenses are anticipated to include over half of the North Sea class vessels that were scheduled for dry docking in 2007.

In addition, the Company incurred expenses related to its recently completed successful proxy contest and the pursuit of an acquisition opportunity that has not led to a completed transaction.  As a result, total G&A expenses of approximately $10 million to $11 million during the second quarter will be higher than the first quarter 2007.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa and Southeast Asia (through its joint venture).  The services provided by the Company's diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities.  Trico is headquartered in Houston, Texas.

Please visit the Company’s website at http://www.tricomarine.com for additional information.

Certain statements in this press release that are not historical fact may be “forward looking statements.”  Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements.  A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings.  Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact:

Geoff Jones

VP and Chief Financial Officer

(713) 780-9926